                                                                    EXHIBIT 10.1



================================================================================






                               CREDIT AGREEMENT

                         DATED AS OF AUGUST 16, 1996,

                                   BETWEEN

                          PENSKE MOTORSPORTS, INC.,

                                 AS BORROWER,

                                     AND

                              NATIONSBANK, N.A.




================================================================================

                              TABLE OF CONTENTS
                              -----------------



                                                                            PAGE
ARTICLE I
DEFINITIONS.................................................................   1

        SECTION 1.1.    Definitions.........................................   1
        SECTION 1.2.    General.............................................  12
        SECTION 1.3.    Other Definitions and Provisions....................  13

ARTICLE II

CREDIT FACILITY.............................................................  13

        SECTION 2.1.    Revolving Credit Loans..............................  13
        SECTION 2.2.    Procedure for Advances of Loans.....................  13
        SECTION 2.3.    Repayment of Loans..................................  14
        SECTION 2.4.    Note................................................  14
        SECTION 2.5.    Permanent Reduction of the Commitment...............  14
        SECTION 2.6.    Termination Date....................................  15
        SECTION 2.7.    Use of Proceeds.....................................  15
        SECTION 2.8.    Subsidiary Guaranties...............................  15

ARTICLE III

GENERAL LOAN PROVISIONS.....................................................  15

        SECTION 3.1.    Interest............................................  15
        SECTION 3.2.    Notice and Manner of Conversion or
                         Continuation of Loans..............................  17
        SECTION 3.3.    Facility Fee........................................  18
        SECTION 3.4.    Manner of Payment...................................  18
        SECTION 3.5.    Changed Circumstances...............................  18
        SECTION 3.6.    Indemnity...........................................  20
        SECTION 3.7.    Capital Requirements................................  20
        SECTION 3.8.    Taxes...............................................  21

ARTICLE IV

CLOSING; CONDITIONS OF CLOSING AND BORROWING................................  22

        SECTION 4.1.    Closing.............................................  22
        SECTION 4.2.    Conditions to Closing and Initial Loan..............  22

        SECTION 4.3.    Conditions to All Loans.............................  25

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BORROWER..............................  25

        SECTION 5.1.    Representations and Warranties .....................  25
        SECTION 5.2.    Survival of Representations and
                         Warranties, Etc. ..................................  32

ARTICLE VI

FINANCIAL INFORMATION AND NOTICES ..........................................  32

        SECTION 6.1.    Financial Statements and Projections................  33
        SECTION 6.2.    Officer's Compliance Certificate....................  34
        SECTION 6.3.    Notice of Litigation and Other Matters..............  34
        SECTION 6.4.    Accuracy of Information.............................  35

ARTICLE VII

AFFIRMATIVE COVENANTS.......................................................  35

        SECTION 7.1.    Preservation of Corporate Existence and
                         Related Matters....................................  35
        SECTION 7.2.    Maintenance of Property.............................  36
        SECTION 7.3.    Insurance...........................................  36
        SECTION 7.4.    Accounting Methods and Financial Records............  36
        SECTION 7.5.    Payment and Performance of Obligations..............  36
        SECTION 7.6.    Compliance With Laws, Approvals and
                         Agreements.........................................  36
        SECTION 7.7.    Environmental Management............................  36
        SECTION 7.8.    Compliance with ERISA...............................  37
        SECTION 7.9.    Conduct of Business.................................  37
        SECTION 7.10.   Visits and Inspections..............................  38
        SECTION 7.11.   Subsidiaries........................................  38
        SECTION 7.12.   No Change in Control................................  38
        SECTION 7.13.   Material Contracts..................................  38
        SECTION 7.14.   Further Assurances..................................  38

ARTICLE VIII

FINANCIAL COVENANTS.........................................................  39

        SECTION 8.1.    Minimum Consolidated Tangible Net Worth.............  39
        SECTION 8.2.    Balance Sheet Leverage Ratio........................  39

        SECTION 8.3.    Cash Flow Leverage Ratio ............................ 39
        SECTION 8.4.    Interest Coverage Ratio ............................. 39
        SECTION 8.5.    Capital Expenditures ................................ 39

ARTICLE IX

NEGATIVE COVENANTS .......................................................... 40

        SECTION 9.1.    Limitations on Debt ................................. 40
        SECTION 9.2.    Limitations on Liens ................................ 40
        SECTION 9.3.    Limitations on Loans, Advances,
                          Investments and Acquisitions ...................... 41
        SECTION 9.4.    Limitations on Mergers and Liquidation .............. 43
        SECTION 9.5.    Limitations on Sale of Assets ....................... 43
        SECTION 9.6.    Transactions with Affiliates ........................ 44
        SECTION 9.7.    Certain Accounting Changes .......................... 44
        SECTION 9.8.    Amendments; Payments and Prepayments of
                          Subordinated Debt ................................. 44
        SECTION 9.9.    Restrictive Agreements .............................. 45

ARTICLE X

DEFAULT AND REMEDIES ........................................................ 45

        SECTION 10.1.   Events of Default ................................... 45
        SECTION 10.2.   Remedies ............................................ 47
        SECTION 10.3.   Rights and Remedies Cumulative; Non-
                          Waiver; etc.  ..................................... 48
        SECTION 10.4.   Crediting of Payments and Proceeds .................. 48

ARTICLE XI

MISCELLANEOUS ............................................................... 48

        SECTION 11.1.   Notices ............................................. 48
        SECTION 11.2.   Expenses; Indemnity ................................. 49
        SECTION 11.3.   Governing Law ....................................... 50
        SECTION 11.4.   Consent to Jurisdiction ............................. 50
        SECTION 11.5.   Waiver of Jury Trial ................................ 50
        SECTION 11.6.   Reversal of Payments ................................ 51
        SECTION 11.7.   Injunctive Relief ................................... 51
        SECTION 11.8.   Accounting Matters .................................. 51
        SECTION 11.9.   Successors and Assigns; Participations .............. 51
        SECTION 11.10.  Amendments, Waivers and Consents .................... 52
        SECTION 11.11.  Performance of Duties ............................... 52
        SECTION 11.12.  All Powers Coupled with Interest .................... 52


        SECTION 11.13.  Survival of Indemnities.............................  52
        SECTION 11.14.  Titles and Captions.................................  52
        SECTION 11.15.  Severability of Provisions..........................  52
        SECTION 11.16.  Counterparts........................................  52
        SECTION 11.17.  Term of Agreement...................................  53

EXHIBITS

Exhibit A       Form of Revolving Credit Note
Exhibit B       Form of Notice of Borrowing
Exhibit C       Form of Notice of Conversion/Continuation
Exhibit D       Form of Officer's Compliance Certificate
Exhibit E       Form of Subsidiary Guaranty





SCHEDULES

Schedule 5.1 (b)        Subsidiaries and Capitalization
Schedule 5.1 (h)        Environmental Matters
Schedule 5.1 (l)        Collective Bargaining Agreements
Schedule 5.1 (p)        Debt and Contingent Obligations
Schedule 5.1 (q)        Litigation
Schedule 9.3            Existing Loans, Advances and Investments

                                CREDIT AGREEMENT


     THIS CREDIT AGREEMENT, dated as of the 16th day of August, 1996, by and among PENSKE MOTORSPORTS, INC., a corporation organized under the laws of Delaware (the "Borrower"), and NATIONSBANK, N.A., a national banking association (the "Lender").

                              STATEMENT OF PURPOSE

     The Borrower has requested, and the Lender has agreed, to extend a revolving credit facility to the Borrower in the aggregate principal amount of up to $20,000,000 on the terms and conditions of this Agreement.

     NOW, thereforeE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:



                                   ARTICLE I

                                  DEFINITIONS


     SECTION 1.1. Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

     "Adjusted Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefore, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Lender to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (b) a percentage equal to one hundred percent (100%) minus the Adjusted Eurodollar Rate Reserve Percentage for such Eurodollar Loan for such Interest Period.

     "Adjusted Eurodollar Rate Reserve Percentage" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), the percentage applicable two
(2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including "eurocurrency liabilities" (as such term is used in Regulation D), or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined, having a term equal to the Interest Period for which such Adjusted Eurodollar Rate Reserve Percentage is determined.

     "Affiliate" means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" means this Credit Agreement, as amended or supplemented from time to time.

     "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

     "Balance Sheet Leverage Ratio" means, at any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) the sum of (i) Consolidated Funded Debt as of such date plus (ii) Consolidated Tangible Net Worth as of such date.

     "Base Rate" means, for any day, the rate per annum equal to the higher of
(a) the Federal Funds Rate for such day plus one-half of one percent (.5%) and
(b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

     "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate.

     "Borrower" means Penske Motorsports, Inc., a Delaware corporation, in its capacity as borrower hereunder.

     "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest or any other amounts with respect to, any Eurodollar Loan, any day that is a Business Day described in clause (a) and that is also a day on which commercial banks in London are open for international business (including dealings in Dollar deposits in the London interbank market).

     "Capital Asset" means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Capital Expenditures" means, with respect to the Borrower and its Subsidiaries for any period of determination, the aggregate cost (less the amount of trade-in allowance included in such cost) of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, all determined on a Consolidated basis in accordance with GAAP.

     "Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Capital Stock Issuance" means any issuance of capital stock of the Borrower or any of its Subsidiaries.

     "Cash Flow Leverage Ratio" means, at any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the four (4) fiscal quarters immediately preceding such date (including the fiscal quarter ending on such date).

     "Change in Control" shall have the meaning assigned thereto in Section
7.12.

     "Closing Date" means the date of this Agreement.

     "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

     "Commitment" means the obligation of the Lender to make Loans in an aggregate principal amount at any time outstanding up to but not exceeding $20,000,000, as the same may be reduced or terminated pursuant to this Agreement.

     "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     "Consolidated Debt" means, at any date of determination, the aggregate amount of all Debt of the Borrower and its Subsidiaries at such date.

     "Consolidated EBIT" means, with respect to the Borrower and its Subsidiaries, for any period of determination, (a) Consolidated Net Income for such period, plus (b) the sum of the following to the extent deducted in the determination of Consolidated Net Income: (i) Interest Expense and (ii) income and franchise taxes, in each case determined in accordance with GAAP for such period.

     "Consolidated EBITDA" means, with respect to the Borrower and its Subsidiaries, for any period of determination, (a) Consolidated Net Income for such period, plus (b) the sum of the following to the extent deducted in the determination of Consolidated Net Income: (i) Interest Expense, (ii) income and franchise taxes and (iii) depreciation and amortization expense, in each case determined in accordance with GAAP for such period.

     "Consolidated Funded Debt" means, at any date of determination, the aggregate amount of all Consolidated Debt of the Borrower and its Subsidiaries (including the current portion thereof) which matures by its terms, or is renewable or extendable at the option of the Borrower or any Subsidiary thereof to a date, more than one (1) year after the date of creation thereof, including without limitation the Debt outstanding under this Agreement and all obligations as lessee under Capital Leases.

     "Consolidated Interest Expense" means, for any period of determination, the gross interest expense of the Borrower and its Subsidiaries (including any amount attributable to interest in respect of payments under Capital Leases and any net amount payable under any Hedging Agreement), all determined for such period on a Consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period of determination with respect to the Borrower and its Subsidiaries, gross revenues less all operating expenses and nonoperating expenses thereof, including all charges of a proper character (including provision for current deferred taxes on income, and current additions to reserves), but not including in gross revenues (i) any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of Capital Assets other than sales of personal property in the ordinary course of business, (ii) any gains resulting from the write-up of assets, (iii) any equity of the Borrower or any of its Subsidiaries in the unremitted earnings of any other Person, (iv) any earnings of the Borrower or any of its Subsidiaries acquired through purchase, merger or consolidation or otherwise for any period through the date of such purchase, merger or consolidation, (v) any other extraordinary items, and (vi) the cumulative effect of accounting changes of the Borrower or any of its Subsidiaries for such period; all of the foregoing accounting terms being determined in accordance with GAAP.

     "Consolidated Tangible Net Worth" means, at any date of determination, Consolidated Total Assets (but excluding therefrom for the purposes hereof, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, amounts due from officers and directors (other than loans, advances or other obligations not in excess of $500,000 in the aggregate outstanding at any one time), shareholders and Affiliates (other than amounts due in connection with transactions expressly permitted under the terms of Section 9.6) and any other items which would be treated as intangibles under GAAP) less the Consolidated Total Liabilities of Borrower and its Subsidiaries, all computed in accordance with GAAP.

     "Consolidated Total Assets" means, at any date of determination, the total assets of the Borrower and its Subsidiaries at such date as set forth on a Consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

     "Contingent Obligation" means, at any date of determination, any obligation, contingent or otherwise, of the Borrower or any of its Subsidiaries pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

     "Credit Facility" means the collective reference to the credit facility established pursuant to Article II.

     "Debt" means, with respect to the Borrower and its Subsidiaries at any date of determination, the sum of the following calculated in accordance with
GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (including Purchase Money Debt), except trade payables arising in the ordinary course of business not more than ninety (90) days past due unless contested in good faith by appropriate proceedings, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person, (f) all termination or settlement payments incurred by any such Person pursuant to Hedging Agreements, (g) all Contingent Obligations of any such Person and (h) the aggregate amount of each class or series of capital stock of any such Person that, prior to the fifth anniversary of the Closing Date, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (i) convertible or exchangeable into Debt or (ii) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

     "Default" means any of the events specified in Section 10.1 which with the passage of time, the giving of notice, or both, would constitute an Event of Default.

     "Default Rate" means the interest rate applicable to the Loans after the occurrence and during the continuance of an Event of Default as described in
Section 3.1(d).

     "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

     "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health, natural resources or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation, removal or remediation of Hazardous Materials or liability resulting from the release or threatened release of Hazardous Materials into the environment. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the
Hazardous Material Transportation Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 201 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq., as amended), the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), analogous state statutes and the rules and regulations promulgated under the foregoing, as such statutes may be amended or supplemented from time to time as well as the common law as it pertains to Hazardous Materials.

     "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or supplemented from time to time.

     "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

     "Eurodollar Loan" means any Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

     "Eurodollar Margin" shall have the meaning assigned thereto in Section 3.1(c).

     "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefore, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Loan for any Interest Period therefore, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one (1) rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

     "Event of Default" means any of the events specified as an Event of Default in Section 10.1.

     "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender.

     "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

     "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

     "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health, natural resources or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation, removal or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which constitute a nuisance, a trespass or pose a health or safety hazard to persons, plants, animals or neighboring properties either currently or in the past or in the future, (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil nuclear fuel, natural gas or synthetic gas, or (g) which are materials described in clauses (a) through (f) above and are contained in or intended for containment in underground or aboveground storage tanks, whether empty, filled or partially filled with any such substances.

     "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower under this Agreement, and any confirming letter executed pursuant to such hedging agreement, all as amended or supplemented from time to time.

     "Intercompany Subordination Agreement" means the Intercompany Subordination Agreement of even date by and among the Borrower, each of the Subsidiaries of the Borrower and the Lender, as amended or supplemented from time to time.

     "Interest Coverage Ratio" means, for any period of determination, the ratio of (a) Consolidated EBIT for the four (4) fiscal quarters immediately preceding such date (including the fiscal quarter ending on such date) to (b) Consolidated Interest Expense paid or payable in cash for the four (4) fiscal quarters immediately preceding such date (including the fiscal quarter ending on such date).

     "Interest Period" shall have the meaning assigned thereto in Section
3.1(b).

     "Lender" means NationsBank, N.A. and its successors and assigns as permitted hereunder.

     "Lender's Office" means the office of the Lender specified in or determined in accordance with the provisions of Section 11.1.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person's assets shall be deemed to be subject to a Lien if such Person has acquired or holds such assets subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

     "Loan" means any Revolving Credit Loan made to the Borrower hereunder, and all such Revolving Credit Loans collectively as the context requires.

     "Loan Documents" means, collectively, this Agreement, the Note, each Subsidiary Guaranty, the Intercompany Subordination Agreement, any Hedging Agreement executed by the Lender and each other document, instrument and agreement executed and delivered to the Lender by the Borrower, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended or supplemented from time to time.

     "Material Adverse Effect" means a material adverse effect on (i) the properties, business, operations, condition (financial or otherwise) liabilities or capitalization of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any of its Subsidiaries to pay and perform its obligations under any Loan Document, or (iii) the validity or enforceability of any Loan Document or the rights and remedies of the Lender thereunder.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six (6) years.

     "Note" means the Revolving Credit Note of even date herewith from the Borrower to the Lender in the principal amount of $20,000,000, as from time to time amended, modified, renewed or extended.

     "Notice of Borrowing" shall have the meaning assigned thereto in Section 2.2(a).

     "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 3.2.

     "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all payment and other obligations owing by the Borrower to the Lender under any Hedging Agreement and (c) all other fees and commissions (including attorney's fees), charges, indemnities, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lender, of every kind under or in respect of this Agreement, the Note or any of the other Loan Documents.

     "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 6.2.

     "Other Taxes" shall have the meaning assigned thereto in Section 3.8(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

     "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

     "Penske Corporation" means Penske Corporation, a Delaware Corporation.

     "Penske Performance" means Penske Performance, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of Penske Corporation.

     "Permitted Liens"  shall have the meaning assigned thereto in Section 9.2.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof specifically listed herein.

     "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by the Lender as its prime rate in effect at its principal office in Charlotte, North Carolina. The parties hereto acknowledge that the rate so announced by the Lender as its Prime Rate is an index or base rate and shall not necessarily be the lowest or best rate charged to its customers or other banks.

     "PSH" means PSH Corp., a Delaware corporation and a Subsidiary of Penske Performance, the outstanding capital stock of which as of the Closing Date is owned eighty percent (80%) by Penske Performance.

     "Purchase Money Debt" means any Debt incurred by a Person for all or any part of the deferred purchase price of property or services acquired by such Person.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Reportable Event" means any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to an Employee Benefit Plan.

     "Revolving Credit Loans" means the revolving credit loans made by the Lender to the Borrower pursuant to Section 2.1.

     "Solvent" means, as to the Borrower and its Subsidiaries at any date of determination, that the Borrower and its Subsidiaries, taken as a whole, (a) have capital sufficient to carry on their business and transactions and all business and transactions in which they engage and are able to pay their debts as they mature, (b) own property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay their probable liabilities (including contingencies) and (c) do not believe that they will incur debts or liabilities beyond their ability to pay such debts or liabilities as they mature.

     "Subsidiary" means as to any Person, any other Person of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such other Person is at the time, directly or indirectly, owned by or the management is otherwise controlled by such first Person (irrespective of whether, at the time, capital stock or other ownership interests of such other Person shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

     "Subsidiary Guaranty" means an Unconditional Guaranty Agreement of a Subsidiary of the Borrower substantially in the form of Exhibit E hereto, with such modifications thereto as requested by the Lender and agreed to by such Subsidiary, delivered pursuant to Section 4.2(a) or Section 7.11, each as amended or supplemented from time to time.

     "Taxes" shall have the meaning assigned thereto in Section 3.8(a).

     "Termination Date" means the earliest of the dates referred to in Section 2.6.

     "United States" means the United States of America.

     "Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary in which all of the shares of capital stock or other ownership interests are owned or controlled, directly or indirectly, by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

     SECTION 1.2. General. All terms of an accounting nature not specifically defined herein shall have the meaning assigned thereto in accordance with GAAP. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

     SECTION 1.3.  Other Definitions and Provisions.

     (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Note and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

     (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.



                                   ARTICLE II

                                CREDIT FACILITY


     SECTION 2.1. Revolving Credit Loans. Subject to the terms and conditions of this Agreement, the Lender agrees to make Loans to the Borrower from time to time from the Closing Date through but not including the Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the

Commitment. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans hereunder until the Termination Date.

     SECTION 2.2.  Procedure for Advances of Loans.

     (a) Requests for Borrowing. The Borrower shall give the Lender irrevocable prior written notice (or telephonic notice promptly confirmed in writing) in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each proposed borrowing of Base Rate Loans and (ii) at least three (3) Business Days before each proposed borrowing of Eurodollar Loans, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing which shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, (C) whether the Loans are to be Eurodollar Loans or Base Rate Loans, and (D) in the case of Eurodollar Loans, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day.

     (b) Disbursement of Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date, the Lender will make available for the account of the Borrower, at the Lender's Office in funds immediately available to the Borrower, the Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Lender to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 by crediting such proceeds to a deposit account of the Borrower maintained with the Lender or by wire transfer to such account as may be designated by the Borrower from time to time.

     SECTION 2.3.  Repayment of Loans.

     (a) Repayment. The Borrower shall repay the outstanding principal amount of all Loans on the Termination Date, if not sooner repaid, together with (i) all accrued but unpaid interest thereon to but not including the date of repayment, and (ii) all other amounts due under the Loan Documents.

     (b) Mandatory Repayment of Excess Loans. If at any time the outstanding principal amount of all Loans exceeds the Commitment, the Borrower shall repay immediately upon notice from the Lender, by payment to the Lender, Loans in an amount equal to such excess.

     (c) Limitation on Repayment of Certain Loans. The Borrower may not repay any Eurodollar Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 3.6.

     SECTION 2.4. Note. The Loans and the obligation of the Borrower to repay such Loans, together with interest and all other fees, charges and other amounts due thereon or in connection therewith, shall be evidenced by the Note which shall be substantially in the form attached as Exhibit A. The Note shall be dated the Closing Date and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 3.1(a).

     SECTION 2.5. Permanent Reduction of the Commitment. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days' prior written notice to the Lender, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Commitment in an aggregate principal amount not less than $5,000,000 or any whole multiple of $100,000 in excess thereof. Each permanent reduction permitted pursuant to this Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Loans to the Commitment as so reduced and by payment of accrued interest to but not including the date of prepayment on the amount of such repaid principal. If the reduction of the Commitment requires the repayment of any Eurodollar Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 3.6 hereof.

     SECTION 2.6. Termination Date. The Credit Facility shall terminate on the earliest of (i) the third anniversary of the Closing Date, (ii) the date of permanent reduction of the Commitment in whole by the Borrower pursuant to
Section 2.5, and (iii) the date of termination by the Lender pursuant to
Section 10.2(a); provided, that the Borrower may request two (2) separate one
(1) year extensions of the date set forth in clause (i) above by providing the Lender with a written request for such extension not more than one hundred twenty (120) days and not fewer than ninety (90) days prior to such date and, if so extended, the first anniversary of such date (each, an "Extension Date"). Within forty-five (45) days prior to such Extension Date, the Lender shall notify the Borrower as to whether the Lender desires to extend or not so extend the Termination Date for an additional one-year period from the applicable Extension Date. Any such extension of the Termination Date shall be at the sole and absolute discretion of the Lender and must be evidenced in writing from the Lender to the Borrower. In no event shall the Termination Date be extended beyond the fifth anniversary of the Closing Date.

     SECTION 2.7. Use of Proceeds. The Borrower shall use the proceeds of the Loans to finance working capital and general corporate requirements of the Borrower and its Subsidiaries, including certain acquisitions permitted hereunder and the payment of fees and expenses incurred in connection with the transactions contemplated hereby.

     SECTION 2.8. Subsidiary Guaranties. The Obligations shall be guarantied by a Subsidiary Guaranty from each of the Borrower's Subsidiaries, whether now existing or hereafter formed or acquired as permitted under the terms of this Agreement.



                                  ARTICLE III

                            GENERAL LOAN PROVISIONS


     SECTION 3.1.  Interest.

     (a) Interest Rate Options. Subject to the provisions of this Section 3.1, at the election of the Borrower in accordance with Article II, the unpaid principal balance of any Loan shall bear interest at (A) the Base Rate or (B) the Adjusted Eurodollar Rate plus the Eurodollar Margin. Any Loan as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

     (b) Interest Periods.

     (i) In connection with each Eurodollar Loan, the Borrower, by giving notice at the times described in Sections 2.2 and 3.2, shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of seven (7) days, one (1) month, two (2) months, three (3) months, or six (6) months; provided that:

          (A) each Interest Period shall commence on the date of advance of or conversion to any Eurodollar Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

          (B) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (C) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and

          (D) no Interest Period shall extend beyond the Termination Date and there shall be no more than six (6) different Interest Periods in effect at any time.

     (c) Eurodollar Margin. The applicable margin with respect to Eurodollar Loans (the "Eurodollar Margin") shall be 3/4 of 1% (.75%).

     (d) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request Eurodollar Loans, (ii) all outstanding Eurodollar Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to Eurodollar Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. To the extent permitted by law, interest shall continue to accrue on the Note after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     (e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business

Day of each fiscal quarter of the Borrower commencing on the last
Business Day of the fiscal quarter ending September 30, 1996. Interest on each Eurodollar Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All interest rates and fees provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed, except interest with respect to each Base Rate Loan shall be computed on the basis of a 365/366-day year.

     (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lender shall, at its option, promptly refund to the Borrower any interest received by the Lender in excess of the maximum lawful rate or apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that the Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

     SECTION 3.2. Notice and Manner of Conversion or Continuation of Loans. The Borrower shall have the option to (a) convert at any time all or any portion of its outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $100,000 in excess thereof into one or more Eurodollar Loans (so long as there are no more than six (6) Eurodollar Loans outstanding at any one time), or (b) upon the expiration of any Interest Period, (i) convert all or any part of such outstanding Eurodollar Loans in a principal amount equal to $1,000,000 or any whole multiple of $100,000 in excess thereof into Base Rate Loans or (ii) continue such Eurodollar Loans as Eurodollar Loans; provided, that no outstanding Loan may be continued as, or converted into, a Eurodollar Loan when any Event of Default has occurred and is continuing. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Lender irrevocable prior written notice in the form attached as Exhibit C (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Charlotte time) on the same Business Day as, in the case of a Loan being converted into or continued as a Base Rate Loan, and three (3) Business Days before, in the case of a Loan being converted into or continued as a Eurodollar Loan, the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued and the amount thereof, (B) in the case of any Eurodollar Loans to be converted or continued, the last day of the Interest Period therefore and the Interest Period to be applicable to the converted or continued Loans and (C) the effective date of the conversion or continuation (which shall be a Business Day).

     SECTION 3.3. Facility Fee. The Borrower shall pay to the Lender an annual non-refundable facility fee in an amount equal to .1875% of the maximum Commitment. The facility fee shall be payable in advance, in four (4) equal quarterly installments, on the Closing Date and on the last Business Day of each fiscal quarter thereafter during the term of this Agreement.

     SECTION 3.4. Manner of Payment. Each payment (including repayments described in Article II) by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lender under this Agreement or the Note shall be made not later than 2:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Lender at the Lender's Office, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 5:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 5:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Subject to Section 3.1(b)(i)(B), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

     SECTION 3.5.  Changed Circumstances.

     (a) Circumstances Affecting Eurodollar Rate Availability. If with respect to any Interest Period for a Eurodollar Loan, the Lender shall reasonably determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Lender for such Interest Period, then the Lender shall forthwith give notice thereof to the Borrower. Thereafter, until the Lender notifies the Borrower that such circumstances no longer exist, the obligation of the Lender to make Eurodollar Loans and the right of the Borrower to convert any Loan to or continue any Loan as a Eurodollar Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Eurodollar Loan or convert the then outstanding principal amount of each such Eurodollar Loan to a Base Rate Loan as of the last day of such Interest Period.

     (b) Laws Affecting Eurodollar Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender to honor its obligations hereunder to make or maintain any Eurodollar Loan, the Lender shall promptly give notice thereof to the Borrower. Thereafter, until the Lender notifies the Borrower that such circumstances no longer exist, (i) the obligation of the Lender to make Eurodollar Loans and the obligation of the Lender to convert any Eurodollar Loan made by the Lender or continue any such Eurodollar Loan as a Eurodollar Loan shall be suspended, (ii) each Eurodollar Loan made by the Lender shall be converted to a Base Rate Loan upon the last day of the then current Interest Period applicable thereto (or immediately upon demand by the Lender, if required by Applicable Law) and (iii) thereafter, the Lender shall make only Base Rate Loans (including upon any request by the Borrower for Eurodollar Loans) hereunder.

     (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

     (i) shall subject the Lender to any tax, duty or other charge with respect to the Note or shall change the basis of taxation of payments to the Lender of the principal of or interest on the Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the net income of the Lender imposed by the jurisdiction in which the Lender is organized or is or should be qualified to do business or the Lender's Office is located); or

     (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding any reserve included in the Adjusted Eurodollar Rate Reserve Percentage), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender or shall impose on the Lender or the foreign exchange and interbank markets any other condition affecting the Note;

and the result of any of the foregoing is to increase the costs to the Lender of maintaining any Eurodollar Loan or to reduce the yield or amount of any sum received or receivable by the Lender under this Agreement or under the Note in respect of a Eurodollar Loan then the Lender shall promptly notify the Borrower of such fact and demand compensation therefore and, within fifteen (15) days after such notice by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender will promptly notify the Borrower of any event of which it has knowledge which will entitle it to compensation pursuant to this Section 3.5(c); provided, that the Lender shall incur no liability whatsoever to the Borrower in the event it fails to do so. A certificate of the Lender setting forth the basis for determining such amount or amounts necessary to compensate the Lender shall be forwarded to the Borrower and shall be conclusively presumed to be correct absent manifest error.

     SECTION 3.6. Indemnity. The Borrower hereby indemnifies the Lender against any loss or expense which may result directly and primarily from the Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due in connection with a Eurodollar Loan, (b) due to any failure of the Borrower to borrow on a date specified therefore in a Notice of Borrowing, Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any Eurodollar Loan on a date other than the last day of the

Interest Period therefore. A certificate of the Lender setting forth the basis for determining such amount or amounts necessary to compensate the Lender shall be forwarded to the Borrower and shall be conclusively presumed to be correct absent manifest error.

     SECTION 3.7. Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, the Lender or any corporation controlling the Lender as a consequence of, or with reference to the Commitment of any Lender and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by the Lender, the Borrower shall pay to the Lender from time to time as specified by the Lender additional amounts sufficient to compensate the Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower by the Lender, shall be conclusively presumed to be correct absent manifest error.

     SECTION 3.8.  Taxes.

     (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding income and franchise taxes imposed by the jurisdiction under the laws of which the Lender is organized or is or should be qualified to do business or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to the Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.8) the Lender receives an amount equal to the amount it would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (D) the Borrower shall deliver to the

Lender evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 3.8(d).

     (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

     (c) Indemnity. The Borrower shall indemnify the Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.8) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefore.

     (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Lender, at the Lender's Office, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Lender.

     (e) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.8 shall survive the payment in full of the Obligations and the termination of the Credit Facility.


                                   ARTICLE IV

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING


     SECTION 4.1. Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., at 10:00 a.m. on July __ , 1996, or such other location or on such other date and in such other manner as the parties hereto shall mutually agree.

     SECTION 4.2. Conditions to Closing and Initial Loan. The obligation of the Lender to close this Agreement and to make the initial Loans is subject to the satisfaction of each of the following conditions:

     (a) Executed Loan Documents. This Agreement, the Note, a Subsidiary Guaranty from each Subsidiary of the Borrower in existence as of the Closing Date, the Intercompany Subordination Agreement and each other Loan Document shall have been duly authorized and executed by the parties thereto, shall be in full force and effect and the Borrower shall have delivered original counterparts thereof to the Lender.

     (b) Closing Certificates; etc.

          (i) Officers' Certificate of the Borrower. The Lender shall have received a certificate from the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Lender, to the effect that (i) to the best of his knowledge, all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; (ii) the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; (iii) after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and
(iv) that the Borrower has satisfied each of the closing conditions described herein.

          (ii) Certificate of Secretary or Assistant Secretary of the Borrower and each Subsidiary. The Lender shall have received a certificate of the secretary or an assistant secretary of the Borrower and each Subsidiary certifying that attached thereto is a true and complete copy of the charter documents of the Borrower or such Subsidiary, as applicable, and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the bylaws of the Borrower or such Subsidiary, as applicable, as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower or such Subsidiary, as applicable, authorizing, in the case of the Borrower, the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents and, in the case of each Subsidiary, the execution, delivery and performance of the respective Subsidiary
Guaranties and the other Loan Documents to which each is a party; and as to the incumbency and genuineness of the signature of each officer of the Borrower or such Subsidiary, as applicable, executing the Loan Documents to which it is a party.

     (iii) Certificates of Good Standing and Tax Clearance. The Lender shall have received long-form certificates as of a recent date of the good standing of each of the Borrower and its Subsidiaries under the laws of its respective jurisdiction of organization and qualification and, to the extent customarily provided by such taxing authorities and to the extent reasonably available, a certificate of the relevant taxing authority of its jurisdiction of organization certifying that such Person has filed required tax returns and owes no delinquent taxes.

     (iv) Opinions of Counsel. The Lender shall have received favorable opinions of counsel to the Borrower and its Subsidiaries addressed to the Lender with respect to the Borrower and the Subsidiaries, the Loan Documents and such other matters as the Lender and its counsel shall request.

     (v) UCC Search Results. The Borrower shall have delivered or caused to be delivered the results of a UCC search of all filings made against the Borrower or any of its Subsidiaries under the Uniform Commercial Code as in effect in any state in which any of their respective assets are located, which shall evidence that such assets are free and clear of any Lien except for Permitted Liens.

 (c) Consents; No Adverse Change.

     (i) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained.

     (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Lender's reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and the other Loan Documents.

     (iii) No Material Adverse Change. Since December 31, 1995, there shall not have occurred any material adverse change in the business, condition (financial or otherwise) operations or properties of the Borrower and its Subsidiaries, taken as a whole, or any event, condition or state of facts that will or could be reasonably expected to have a Material Adverse Effect.

     (iv) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

 (d) Financial Matters.

     (i) Financial Statements. The Lender shall have received the most recent annual audited and interim unaudited Consolidated financial statements of the Borrower and its Subsidiaries or, in the event no such financial statements are available, such other financial information as shall be acceptable to the Lender in its sole discretion.

     (ii) Payment at Closing. There shall have been paid by the Borrower to the Lender the fees set forth or referenced in Section 3.3 (to the extent required to be paid on or prior to the Closing Date) and any other accrued and unpaid fees due hereunder (including, without limitation, legal fees and expenses).

 (e) Miscellaneous.

     (i) Loans on Closing Date; Disbursement Instructions. The Lender shall have received written instructions from the Borrower to the Lender directing the payment of any proceeds of Loans made under this Agreement that are to be paid on the Closing Date.

     (ii) Termination of Existing Credit Facilities. Each of the Borrower and its Subsidiaries shall have terminated all of its existing credit facilities (other than the Credit Facility) and paid and satisfied all of its obligations with respect thereto. Evidence of the termination and satisfaction of all such credit facilities and the documents related thereto shall have been received and approved by the Lender.

     (iii) Proceedings and Documents. All documents, opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lender.

     SECTION 4.3. Conditions to All Loans. The obligations of the Lender to make any Loan is subject to the satisfaction of the following conditions precedent on the relevant borrowing date:

     (a) Continuation of Representations and Warranties. The representations and warranties contained in Article V shall be true and correct on and as of such borrowing date with the same effect as if made on and as of such date (except to the extent such representations and warranties are expressly made as of a specified date, in which event such representations and warranties shall be true and correct in all material respects as of such specified date).

     (b) No Existing Default.   No Default or Event of Default shall have
occurred and be continuing hereunder on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.



                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER


     SECTION 5.1. Representations and Warranties. To induce the Lender to enter into this Agreement to make the Loans, the Borrower hereby represents and warrants to the Lender that:

     (a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so qualified and authorized could not reasonably be expected to have a Material Adverse Effect.

     (b) Subsidiaries and Capitalization. Each Subsidiary of the Borrower as of the date hereof is listed on Schedule 5.1(b). All outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Each of the Subsidiaries of the Borrower listed on Schedule 5.1(b) is Wholly-Owned by the Borrower. As of the date hereof, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Subsidiaries.

     (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the corporate right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws,
Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries,
(ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person or
(iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

     (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding and (ii) is in compliance with each Governmental Approval applicable to it and all other Applicable Laws relating to it or any of its respective properties, except in each case under clause (i) and (ii) above to the extent that (A) such requirement or compliance is contested in good faith by appropriate proceedings or (B) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     (f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except for any such taxes or charges being contested in good faith by appropriate proceedings. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower or any of its Subsidiaries in respect of federal, state, local and other taxes are in the judgment of the Borrower adequate, and the Borrower does not anticipate any material additional taxes or assessments for any year or portion thereof.

     (g) Intellectual Property Matters. Each of the Borrower and its Subsidiaries owns or possesses all lawful rights to use all franchises, licenses, patents, patent rights or licenses, patent applications, copyrights, copyright applications, trademarks, trademark rights, trade names, trade name rights and rights with respect to the foregoing which are necessary in any material respect to conduct its business. To the knowledge of the Borrower, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

 (h) Environmental Matters.

     (i) To the best knowledge of the Borrower, except for the matters set forth on Schedule 5.1(h), the properties of the Borrower and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (A) constitute a violation of, or (B) could give rise to material liability under, applicable Environmental Laws or (C) could trigger investigation, removal, remediation or other response activities under any Environmental Laws;

     (ii) To the best knowledge of the Borrower, except for the matters set forth on Schedule 5.1(h), the properties of the Borrower and its Subsidiaries, and all operations conducted in connection therewith, are in compliance with all applicable Environmental Laws, and to the best knowledge of the Borrower, except for the matters set forth on Schedule 5.1(h), there are no Hazardous Materials at or under the properties of the Borrower and its Subsidiaries, or such operations thereon in violation of applicable Environmental Laws or which could materially interfere with the continued operation of such properties or which damage or could damage natural resources on such properties in violation of any applicable Environmental Laws or materially impair the fair saleable value thereof;

     (iii) Except as set forth on Schedule 5.1(h), none of the properties of the Borrower or its Subsidiaries contains any Hazardous Materials in amounts or concentrations which (A) constitute a violation of, or (B) could give rise to material liability under, applicable Environmental Laws or (C) could trigger investigation, removal, remediation or other response activities under any Environmental Laws;

     (iv) Except as set forth on Schedule 5.1(h), all properties of the Borrower and its Subsidiaries and all operations conducted in connection therewith are in compliance with all applicable Environmental Laws, and there are no Hazardous Materials at or under such properties or such operations in violation of applicable Environmental Laws or which could materially interfere with the continued operation of such properties or which damage or could damage natural resources on such properties in violation of any applicable Environmental Laws, or, if such properties are owned by any such Person, materially impair the fair saleable value thereof;

     (v) Neither the Borrower nor any Subsidiary has received any notice of material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws which remain unresolved with regard to any of their properties or the operations conducted in connection therewith [except as set forth on Schedule 5.1(h), and with respect to which the Borrower shall have been released in writing by the California Environmental Protection Agency, Department of Toxic Substances Control], nor does the Borrower or any Subsidiary have knowledge or reason to believe that any other such notice will be received or is being threatened;

     (vi) Hazardous Materials have not been transported or disposed of from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to material liability of the Borrower or any of its Subsidiaries under, Environmental Laws, nor to the best knowledge of the Borrower other than as set forth on Schedule 5.1(h), have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in material violation of, or in a manner that could give rise to material liability of the Borrower or any of its Subsidiaries under, any applicable Environmental Laws;

     (vii) No judicial proceedings or governmental or administrative action is pending, or to the best knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a party with respect to such properties or operations conducted in connection therewith, nor, except as set forth on Schedule 5.1(h), are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations; and

     (viii) There has been no release, or to the best knowledge of the Borrower, threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to material liability of the Borrower or any of its Subsidiaries under Environmental Laws.

     (i) ERISA. The Borrower and each ERISA Affiliate are in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC and no liability (including without limitation any withdrawal liability under Section 4201 of ERISA) has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan.

     (j) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

     (k) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Loan will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

     (l) Employee Relations. Each of the Borrower and its Subsidiaries has a stable work force in place and is not, except as set forth on Schedule 5.1(l), party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

     (m) Financial Statements. The audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1995, and the related statements of income and retained earnings and cash flows for the Fiscal Year then ended and unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 1996, and related unaudited interim statements of income and retained earnings and cash flows for the fiscal period then ended, copies of which have been furnished to the Lender, fairly present in all material respects the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP except as may be otherwise disclosed therein or in the notes thereto (subject in the case of the interim statements to year-end audit adjustments). As of the date hereof, the Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

     (n) Solvency. As of the Closing Date and after giving effect to each Loan made hereunder, the Borrower and its Subsidiaries, taken as a whole, will be Solvent.

     (o) Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets reflected on the balance sheets of the Borrower and its Subsidiaries described in Section 5.1(m) or in any financial statements hereafter delivered pursuant to Section 6.1, except such assets which have been disposed of by the Borrower or its Subsidiaries subsequent to such date in the ordinary course of business or as otherwise expressly permitted hereunder.

     (p) Debt and Liens. Schedule 5.1(p) is a complete and correct list, as of the date hereof, of each item of Debt of the Borrower and its Subsidiaries in excess of $100,000 and each Lien securing such Debt, each of which is permitted under the terms of Sections 9.1 and 9.2, respectively. The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and Liens and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except for Permitted Liens.

     (q) Litigation. Except as set forth on Schedule 5.1(q), there are no actions, suits or proceedings pending nor, to the best knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, that, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

     (r) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any judgment, decree or order by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefore.

     (s) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Lender were, at the time the same were so furnished and taken as a whole, true and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. The documents and other written information furnished or written statements made to the Lender by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents, taken as a whole, do not contain any untrue statement of a material fact or omit to state a fact necessary in order to make the statements contained therein not materially misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Lender which have a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

     (t) Burdensome Provisions. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

     (u) Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and its Subsidiaries operate.

     (v) No Material Adverse Change. Since December 31, 1995, there has been no material adverse change in the business, condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries, taken as a whole, or any event, condition or state of facts that will or could be reasonably expected to have a Material Adverse Effect.

     SECTION 5.2. Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any borrowing hereunder.


                                   ARTICLE VI

                       FINANCIAL INFORMATION AND NOTICES


     Until payment in full by the Borrower of all principal of and interest on the Loans and all other amounts due hereunder and under the other Loan Documents at the time of such payment, and the termination of the Commitment, the Borrower will furnish or cause to be furnished to the Lender at the Lender's Office:

     SECTION 6.1.  Financial Statements and Projections.

     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

     (b) Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm reasonably acceptable to the Lender in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

     (c) Information Filed with the SEC. To the extent not delivered pursuant to Section 6.1(a) or (b), promptly but in any event within ten (10) Business Days after the filing thereof, a copy of (i) each report or other filing made by the Borrower or its Subsidiaries with the SEC and required by the SEC to be delivered to the shareholders of the Borrower, and (ii) each report made by the Borrower or any of its Subsidiaries to the SEC on Form 8-K and each final registration statement of the Borrower or any of its Subsidiaries filed with the SEC.

     (d) Other Financial Information. Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto and such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Lender may reasonably request.

     SECTION 6.2. Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Section 6.1 (a) or (b), a certificate of the chief financial officer of the Borrower in the form of Exhibit D attached hereto (an "Officer's Compliance Certificate"):

     (a) stating that such officer has reviewed such financial statements and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods indicated;

     (b) stating that to the best of such officer's knowledge, based on a reasonable examination sufficient to enable him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default or Event of Default; and

     (c) setting forth as at the end of such fiscal quarter or Fiscal Year, as the case may be, the calculations required to establish whether or not the Borrower and its Subsidiaries were in compliance with the financial covenants set forth in Article VIII hereof as at the end of each respective period, and the calculation of the Eurodollar Margin and Facility Fee Rate as at the end of each respective period.

     SECTION 6.3. Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof), telephonic and written notice of:

     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which in any such case could reasonably be expected to have a Material Adverse Effect;

     (b) any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof which in any such case could reasonably be expected to have a Material Adverse Effect;

     (d) any Reportable Event or "prohibited transaction", as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Employee Benefit Plan or any trust created thereunder which could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $5,000,000, along with a description of the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

     (e) any event which makes any of the representations set forth in Section
5.1 inaccurate in any material respect.

     SECTION 6.4. Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Lender (other than financial forecasts) whether pursuant to this Article VI or any other provision of this Agreement or any of the other Loan Documents, shall be, at the time the same is so furnished, and taken as a whole, true and correct in all material respects to the extent necessary to give the Lender true and accurate knowledge of the subject matter based on the Borrower's knowledge thereof.

                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS


     Until payment in full by the Borrower of all principal of and interest on the Loans and all other amounts due hereunder and under the other Loan Documents at the time of such payment, and the termination of the Commitment, the Borrower will, and will cause each of its Subsidiaries to:

     SECTION 7.1. Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified and authorized could not reasonably be expected to have a Material Adverse Effect.

     SECTION 7.2. Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     SECTION 7.3. Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law, and on the Closing Date and from time to time thereafter deliver to the Lender upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

     SECTION 7.4. Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in material compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

     SECTION 7.5. Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property and (b) all other Debt in accordance with its terms (subject to any applicable subordination provisions); provided, that the Borrower or such Subsidiary may contest any item described in clause (a) and (b) of this Section 7.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

     SECTION 7.6. Compliance With Laws, Approvals and Agreements. Observe and remain in compliance with all Applicable Laws; maintain in full force and effect all Governmental Approvals; and observe and remain in compliance with all material agreements, in each case applicable to the conduct of its business and in each case except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     SECTION 7.7. Environmental Management. In addition to and without limiting the generality of Section 7.6,(a) comply with, and ensure such compliance by all tenants, subtenants and other occupants of the properties of the Borrower or its Subsidiaries for whatever reason, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants, subtenants and other occupants of such properties for whatever reason obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; (b) promptly conduct and complete, or cause to be conducted and completed, all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws (including, without limitation, any such orders and directives pertaining to the matters set forth on Schedule 5.1(h)); and (c) defend, indemnify and hold harmless the Lender, and its parent, Subsidiaries, Affiliates, employees, agents, officers, directors, successors and assigns from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or such Subsidiary, or the current, future or former ownership or operation of such properties, activities thereon and actions taken in relation thereto including, without limitation, all liability now existing or which may arise in the future as a result of the release, transportation or disposal of any Hazardous Material from such properties to or at any location, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys' and consultants' fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefore.

     SECTION 7.8. Compliance with ERISA. In addition to and without limiting the generality of Section 7.6, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a material liability to the PBGC or to a Multiemployer Plan, and not participate in any prohibited transaction that could result in any material civil penalty under ERISA or tax under the Code and (c) furnish to the Lender upon the Lender's request such additional information about any Employee Benefit Plan or Multiemployer Plan as may be reasonably requested by the Lender.

     SECTION 7.9. Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

     SECTION 7.10. Visits and Inspections. Permit representatives of the Lender, from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided, that all such visits and inspections shall be at reasonable times during ordinary business hours, with reasonable notice to the Borrower.

     SECTION 7.11. Subsidiaries. Concurrently with the creation or acquisition of any Subsidiary (a) cause such Subsidiary to execute and deliver to the Lender a Subsidiary Guaranty and (b) cause to be delivered to the Lender such other documents with respect to such Subsidiary Guaranty as the Lender shall reasonably request, including without limitation, officers' certificates, financial statements, opinions of counsel, board resolutions, charter documents, certificates of existence and authority to do business and any other closing certificates and documents of the type described in Section 4.2.

     SECTION 7.12. No Change in Control. Not permit (i) any "person" or "group" of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) to obtain ownership or control after the Closing Date on a fully diluted basis, in one or more series of transactions, of more than thirty percent (30%) of the capital stock and thirty percent (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower; (ii) individuals who at the beginning of any period of two (2) consecutive calendar years constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors or whose nomination for election by the Borrower's shareholders was approved by a vote of a least two-thirds of the members of the board of directors at the beginning of such period or whose election or nomination for election was previously so approved) to cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any such "person" (other than to the Borrower or a Wholly-Owned Subsidiary); (iv) the merger or consolidation of the Borrower with or into another corporation or the merger of another corporation with or into the Borrower with the effect that immediately after such transaction any "person" or "group" of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors; or (v) the adoption of a plan relating to the liquidation or dissolution of the Borrower (each event described in the preceding clauses (i) through (v) of this Section 7.12, a "Change in Control").

     SECTION 7.13. Material Contracts. Cause the Borrower to perform each of its obligations under each of its material contracts, the failure of which to perform could have a Material Adverse Effect.

     SECTION 7.14. Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Lender its rights under this Agreement, the Note, and the other Loan Documents.


                                  ARTICLE VIII

                              FINANCIAL COVENANTS


     Until payment in full by the Borrower of all principal of and interest on the Loans and all other amounts due hereunder and under the other Loan Documents at the time of such payment, and the termination of the Commitment, the Borrower will not:

     SECTION 8.1. Minimum Consolidated Tangible Net Worth. Permit, as of any fiscal quarter end, Consolidated Tangible Net Worth to be less than the sum of
(a) $100,000,000 plus (b) fifty percent (50%) of cumulative Consolidated Net Income of the Borrower and its Subsidiaries for each fiscal quarter occurring after the Closing Date plus (c) one hundred percent (100%) of the net proceeds of any Capital Stock Issuance after the Closing Date. For the purposes of this
Section 8.1, the minimum required Consolidated Tangible Net Worth shall not be reduced if Consolidated Net Income for any fiscal quarter end is less than zero.

     SECTION 8.2. Balance Sheet Leverage Ratio. Permit, as of any fiscal quarter end, the Balance Sheet Leverage Ratio to exceed 0.30 to 1.00.

     SECTION 8.3. Cash Flow Leverage Ratio. Permit, as of any fiscal quarter end, the Cash Flow Leverage Ratio to exceed 2.50 to 1.00.

     SECTION 8.4. Interest Coverage Ratio. Permit, as of any fiscal quarter end, the Interest Coverage Ratio for such fiscal quarter to be less than 4.00 to 1.00.

     SECTION 8.5. Capital Expenditures. Make, commit to make or incur Capital Expenditures (excluding Capital Expenditures reasonably made in connection with the construction and completion of The California Speedway project in San Bernardino County, California) during any Fiscal Year in an aggregate amount in excess of $10,000,000 (the "Annual Capital Expenditure Basket"). For the purposes of this Section 8.5, up to fifty percent (50%) of any portion of the Annual Capital Expenditure Basket which is not made, committed to be made or incurred during any Fiscal Year may be included in the Annual Capital Expenditure Basket for the subsequent Fiscal Year; provided, that, except as otherwise permitted below, Capital Expenditures (excluding those reasonably made in connection with the construction and completion of The California Speedway Corporation) during any Fiscal Year shall not exceed the sum of (i) Consolidated Net Income for the immediately preceding Fiscal Year plus (ii) depreciation and amortization expense for the immediately preceding Fiscal Year.


                                   ARTICLE IX

                               NEGATIVE COVENANTS


     Until payment in full by the Borrower of all principal of and interest on the Loans and all other amounts due hereunder and under the other Loan Documents at the time of such payment, and the termination of the Commitment, the Borrower will not and will not permit any of its Subsidiaries to:

     SECTION 9.1. Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

     (a) the Obligations;

     (b) Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions reasonably satisfactory to the Lender;

     (c) Contingent Obligations in favor of the Lender;

     (d) Debt for borrowed money owing by the Borrower to any Wholly-Owned Subsidiary or by any Wholly-Owned Subsidiary to the Borrower or any other Wholly-Owned Subsidiary; provided, that such Debt is subordinated to the Obligations pursuant to the terms and conditions of the Intercompany Subordination Agreement;

     (e) Debt issued by the Borrower pursuant to an effective registration statement under the Securities Act of 1933, as amended, or under Rule 144A thereunder; provided, that such Debt (i) is unsecured, (ii) contains no restrictions or covenants in respect of the financial performance of the Borrower and its

Subsidiaries which are more extensive or restrictive than those contained herein, (iii) contains no restrictions or covenants limiting the ability of the Borrower or any of its Subsidiaries to grant Liens for the benefit of the Lender, (iv) is subordinated to the Obligations upon terms and conditions satisfactory to the Lender and (v) is otherwise satisfactory in form and substance to the Lender;

     (f) Debt for borrowed money provided that (i) such Debt is unsecured, (ii) such Debt contains no restrictions or covenants in respect of the financial performance of the Borrower and its Subsidiaries which are more extensive or restrictive than those contained herein, (iii) such Debt contains no restrictions or covenants limiting the ability of the Borrower or any of its Subsidiaries to incur or continue to incur the Obligations in accordance with the terms of this Agreement, (iv) there is then existing no Default or Event of Default, (v) a description of such Debt shall have been delivered to the Lender within a reasonable time prior to the closing thereof and a true and complete copy of all documents executed in connection therewith shall have been provided to the Lender promptly upon the closing thereof and (vi) no Default or Event of Default will otherwise be caused or occasioned thereby; and

     (g) Purchase Money Debt of the Borrower and its Subsidiaries in an aggregate amount outstanding at any time not to exceed $1,000,000.

     SECTION 9.2. Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including shares of capital stock of any Subsidiary), real or personal, whether now owned or hereafter acquired, except for the following
(collectively, "Permitted Liens"):

     (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

     (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

     (c) Liens consisting of deposits or pledges made in the ordinary course of business (i) in connection with or to secure a payment of, obligations under workers' compensation, unemployment insurance or similar legislation or (ii) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations, in each case not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

     (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

     (e) Liens of the Lender, if any;

     (f) Liens securing purchase Money Debt permitted under Section 9.1(g) in an amount not to exceed $1,000,000 at any time outstanding; provided, that the Lien attaches only to the asset being purchased or leased and does not exceed 100% of the purchase price or fair market value of such asset at the time of acquisition; and

     (g) attachment, judgment and similar Liens arising in connection with court proceedings other than any such Lien which would create an Event of Default under Sections 10.1(j) or 10.1(k).

     SECTION 9.3. Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture, evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person; or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person; or enter into, directly or indirectly, any commitment or option in respect of the foregoing except:

     (a) investments, loans, advances or extensions of credit in or to Subsidiaries of the Borrower, which Subsidiaries are in existence on the Closing Date, together with the other existing loans, advances and investments described on Schedule 9.3 (including, without limitation, the Borrower's investment on the Closing Date in North Carolina Motor Speedway);

     (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one (1) year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital and surplus of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (iv) time deposits maturing no more than one (1) year from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, or (v) money market funds which are in compliance with SEC Rule 2A-7 and maintained with commercial banks and/or financial institutions each having combined capital and surplus of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency or investments rated not worse than "Aaa/"AAA" by a nationally recognized rating agency in issuing entities each having a rating of "A" or better by a nationally recognized rating agency;

     (c) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business;

     (d) deposits for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business;

     (e) loans to employees pursuant to employee stock purchase plans established in the ordinary course of business and approved by the Board of Directors of the Borrower;

     (f)  trade accounts created in the ordinary course of business;

     (g) investments by the Borrower or any Wholly-Owned Subsidiary in the form of acquisitions of all or substantially all of the business or a division or line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements: (i) the Borrower or any Wholly-Owned Subsidiary shall be the surviving Person and no Change in Control or other Event of Default shall have been effected thereby, (ii) the Borrower shall have demonstrated pro forma compliance with each covenant contained in Article VIII and Sections 9.1 and 9.2 hereof prior to consummating the acquisition, (iii) a description of the acquisition shall have been delivered to the Lender within a reasonable time prior to the consummation of the acquisition and (iv) a Subsidiary Guaranty executed by the Person acquired in connection with such acquisition shall be delivered to the Lender upon the consummation thereof in accordance with Section 7.11 if such acquired Person is a Subsidiary; and

     (h) other investments by the Borrower or any Wholly-Owned Subsidiary in the form of acquisitions if each such acquisition meets all of the following requirements: (i) the Borrower shall have demonstrated pro forma compliance with each covenant contained in Article VIII and Sections 9.1 and 9.2 hereof prior to consummating the acquisition and (ii) a description of the acquisition shall have been delivered to the Lender within a reasonable time prior to the consummation of the acquisition.

     SECTION 9.4. Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

     (a) any Wholly-Owned Subsidiary may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 9.3(g); and

     (b) the Borrower or any Subsidiary may merge with any Person as long as the Borrower or such Subsidiary is the surviving Person and no Default or Event of Default shall have occurred before and after giving effect to such merger.

     SECTION 9.5. Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired, except:

     (a) the sale or other disposition of assets no longer necessary in the business of the Borrower or such Subsidiary;

     (b) the sale of inventory in the ordinary course of business;

     (c) the sale or other disposition by any Subsidiary of its business or assets to the Borrower or another Subsidiary, provided that both before and after giving effect to such sale no Default or Event of Default shall have occurred and be continuing; and

     (d) any other sale or disposition of assets in any Fiscal Year having a fair market value not to exceed an aggregate amount equal to ten percent (10%) of Consolidated Tangible Net Worth determined as of the end of the most recent Fiscal Year then ended.

     SECTION 9.6. Transactions with Affiliates. Except as otherwise permitted hereunder, directly or indirectly: (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates in an amount in excess of $500,000 in the aggregate outstanding at any one time, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or, except in accordance with the terms of clause (b) below, subcontract any operations to any of its Affiliates, or (b) enter into, or be a party to, any transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate.

     SECTION 9.7. Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

     SECTION 9.8.  Amendments; Payments and Prepayments of Subordinated
Debt. (a) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Debt subordinated to the Obligations, except for amendments and modifications with respect to such Debt that do not (i) increase the principal amount of such Debt, (ii) shorten the maturity
(or weighted average life to maturity) of such Debt, (iii) increase the interest rate or premium applicable to such Debt, (iv) provide additional collateral security for such Debt, (v) cause any covenants or undertakings of the Borrower or its Subsidiaries or defaults or events of default in respect of such Debt to be more restrictive than prior to such amendment or modification or (vi) result in any changes to any of the subordination provisions applicable to such Debt; provided, that the Borrower shall deliver to the Lender copies of each amendment or modification not restricted hereby promptly after execution thereof or (b) cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any subordinated Debt.

     SECTION 9.9. Restrictive Agreements. Enter into any agreement after the Closing Date evidencing Debt which contains any covenants more restrictive than the provisions of Articles VII, VIII and IX hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.



                                   ARTICLE X

                              DEFAULT AND REMEDIES


     SECTION 10.1. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

     (a) Default in Payment of Principal of Loans. The Borrower shall default in any payment of principal of any Loan or the Note when and as due (whether at maturity, by reason of acceleration or otherwise).

     (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or the Note or the payment of any other Obligation.

     (c) Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

     (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement (i) contained in Sections 6.1 or 6.2 and such default shall continue unremedied for a period of ten (10) Business Days or (ii) contained in Sections 6.3(e), 7.9, 7.10, 7.11, 7.12 or Articles VIII or IX of this Agreement.

     (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 10.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Lender.

     (f) Hedging Agreement. Any termination payment shall be due from the Borrower under any Hedging Agreement and such amount is not paid within ten
(10) Business Days after the due date thereof.

     (g) Debt Cross-Default.  The Borrower or any of its Subsidiaries shall
(i) default in the payment of any Debt (other than the Note) the aggregate outstanding amount of which is in excess of $1,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Note) the aggregate outstanding amount of which is in excess of $1,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

     (h) Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

     (i) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

     (j) Judgment. A judgment or order for the payment of money which exceeds $1,000,000 in amount shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue undischarged or unstayed for a period of thirty (30) days.

     (k) Attachment. A warrant or writ of attachment or execution or similar process shall be issued against any property of the Borrower or any of its Subsidiaries which exceeds $1,000,000 in value and such warrant or process shall continue undischarged or unstayed for a period of thirty (30) days.

     (l) Subsidiary Guaranties. Any of the Subsidiary Guaranties shall cease to be valid, binding and in full force and effect or any Subsidiary shall so state in writing.

     (m) Noncompliance with Environmental Laws. The Borrower or any of its Subsidiaries or Affiliates shall be found by any applicable Governmental Authority to be in violation of or liable under any material requirement of Environmental Law which could have a Material Adverse Effect unless (i) such finding is being contested in good faith, (ii) adequate reserves with respect thereto are maintained by such Person in accordance with GAAP and (iii) there is no violation of the terms and provisions of this Agreement or any of the other Loan Documents resulting therefrom or arising with respect thereto.

     SECTION 10.2. Remedies. Upon the occurrence of an Event of Default, the Lender shall, by notice to the Borrower:

     (a) Acceleration; Termination of Credit Facility. Declare the principal of and interest on the Loans, the Note at the time outstanding, and all other amounts owed to the Lender under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility, the outstanding Commitment and any right of the Borrower to request borrowings hereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Credit Facility and the outstanding Commitment shall be automatically terminated and all Obligations shall automatically become due and payable.



     (b) Rights of Collection. Exercise all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

     SECTION 10.3. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, and the Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

     SECTION 10.4. Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 10.2, then during the continuance of any such Event of Default all payments received by the Lender upon the Note and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Lender's fees then due and payable, then to all facility and other fees and commissions then due and payable, then to accrued and unpaid interest on the Note and any termination payments due in respect of a Hedging Agreement (pro rata in accordance with all such amounts due), and then to the principal amount outstanding under the Note, in that order.

                                   ARTICLE XI

                                 MISCELLANEOUS


     SECTION 11.1.  Notices.

     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Lender as understood by the Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.


     If to the Borrower:      Penske Motorsports, Inc.
                              13400 Outer Drive, West
                              Detroit, Michigan 48239-4001
                              Attention:  Richard J. Peters
                              Telephone No.:  (313) 592-7426
                              Telecopy No.:   (313) 592-7313


     With a copy to:          Penske Motorsports, Inc.
                              3270 West Big Beaver, Suite 130
                              Troy, Michigan 48084
                              Attention:  Robert H. Kurnick, Jr.
                              Telephone No.: (810) 614-1116
                              Telecopy No.:  (810) 614-1125


     If to the Lender:        NationsBank, N.A.
                              NationsBank Corporate Center
                              100 North Tryon Street, NC1-007-08-08
                              Charlotte, North Carolina  28255
                              Attention:  Sports Finance Group
                              Telephone No.:  (704) 386-5560
                              Telecopy No.:   (704) 386-1270

     (c) Lender's Office. The Lender hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower, as the Lender's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

     SECTION 11.2. Expenses; Indemnity. The Borrower will (a) pay all reasonable out-of-pocket expenses of the Lender in connection with: (i) the preparation, execution and delivery of this Agreement and each of the other Loan Documents, whenever the same shall be executed and delivered, including all reasonable out-of-pocket syndication and due diligence expenses, (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Lender relating to this Agreement or any of the other Loan Documents including reasonable fees and disbursements of counsel for the Lender and (iii) the administration and enforcement of any rights and remedies of the Lender under the Credit Facility, including consulting with one or more Persons, including appraisers, accountants and attorneys, concerning or related to the nature, scope or value of any right or remedy of the Lender hereunder or under any of the other Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons and (b) indemnify and hold the Lender and its parent corporation, Subsidiaries, affiliates, employees, agents, officers and directors harmless from and against all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (including reasonable fees and disbursements of counsel) suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Lender is a party thereto), and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the other Loan Documents; provided, that the Borrower shall not be obligated to reimburse any such indemnified Person to the extent that any of the foregoing arise primarily out of the gross negligence or willful misconduct of such Person.

     SECTION 11.3. Governing Law. This Agreement, the Note and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

     SECTION 11.4. Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Note and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Lender in connection with this Agreement, the Note or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in
Section 11.1. Nothing in this Section 11.4 shall affect the right of the Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

     SECTION 11.5. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the lender and the borrower hereby irrevocably waive their respective rights to a jury trial with respect to any action, claim or other proceeding arising out of any dispute in connection with this agreement, the note or the other loan documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations.

     Section 11.6. Reversal of Payments. To the extent the Borrower makes a payment or payments to the Lender, which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Lender.

     SECTION 11.7. Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lender. thereforee, the Borrower agrees that the Lender, at the Lender's option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     SECTION 11.8. Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Lender to the contrary agreed to by the Borrower, be performed in accordance with GAAP. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Lender shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

     SECTION 11.9. Successors and Assigns; Participations. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender. The Lender may at any time and from time to time (a) grant participating interests in the Commitment and the Loans to any Person(s) and (b) assign all or any portion of its rights and/or obligations under the Loan Documents to any Person(s). All information provided by the Borrower or any Affiliate may be furnished by the Lender to its Affiliates and to any actual or proposed assignee or participant. Nothing herein shall prohibit the Lender from pledging or assigning the Note and its rights hereunder to any Federal Reserve Bank in accordance with Applicable Law.

     SECTION 11.10. Amendments, Waivers and Consents. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall be effective unless the same shall be agreed or consented to in writing by the Bank and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 11.11. Performance of Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

     SECTION 11.12. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lender and any Persons designated by the Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

     SECTION 11.13. Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Lender are entitled under the provisions of this Article XI and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.

     SECTION 11.14. Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 11.15. Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 11.16. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     SECTION 11.17. Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which the Borrower has paid in full all principal of and interest on the Loans and all other amounts due hereunder and under the other Loan Documents at the time of such payment, and the termination of the Commitment. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.


[CORPORATE SEAL]                 PENSKE MOTORSPORTS, INC.


                                 By: /s/ Richard J. Peters
                                    --------------------------------------
                                    Name:  Richard J. Peters
                                    Title:  President


                                 NATIONSBANK, N.A.


                                 By: /s/ James E. Nash, Jr.
                                    --------------------------------------
                                    Name:  James E. Nash, Jr.
                                    Title:  Senior Vice President

                                   EXHIBIT A
                                       to
                  Credit Agreement dated as of July __, 1996,
                                    between
                            Penske Motorsports, Inc.
                                      and
                               NationsBank, N.A.


                             REVOLVING CREDIT NOTE


$20,000,000.00                                                 July ____, 1996


     FOR VALUE RECEIVED, the undersigned, PENSKE MOTORSPORTS, INC., a corporation organized under the laws of Delaware (the "Borrower"), hereby promises to pay to the order of NATIONSBANK, N.A. (the "Lender"), at the times, at the place and in the manner provided in the Credit Agreement hereinafter referred to, the principal sum of up to Twenty Million and No/100 Dollars ($20,000,000.00), or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans disbursed by the Lender under the Credit Agreement referred to below, together with interest at the rates as in effect from time to time with respect to each portion of the principal amount hereof, determined and payable as provided in the Credit Agreement.

     This Revolving Credit Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement of even date herewith (as amended or supplemented from time to time, the "Credit Agreement"), by and between the Borrower and the Lender. The Credit Agreement contains, among other things, provisions for the time, place and manner of payment of this Revolving Credit Note, the determination of the interest rate borne by and fees payable in respect of this Revolving Credit Note, acceleration of the payment of this Revolving Credit Note upon the happening of certain stated events and the mandatory repayment of this Revolving Credit Note under certain circumstances.

     The Borrower agrees to pay on demand all costs of collection, including reasonable attorneys' fees, if any part of this Revolving Credit Note, principal or interest, is collected after maturity with the aid of an attorney.

     Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

     THIS REVOLVING CREDIT NOTE IS MADE AND DELIVERED IN THE STATE OF NORTH CAROLINA AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA.

     The Debt evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

     IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be executed under seal by its duly authorized officers as of the day and year first above written.

[CORPORATE SEAL]                             PENSKE MOTORSPORTS, INC.

ATTEST:

                                       By:
---------------------                      -----------------------------
Secretary                                    Name:
                                                    --------------------
                                             Title:
                                                    --------------------

                                   EXHIBIT B
                                       to
                  Credit Agreement dated as of July __, 1996,
                                    between
                           Penske Motorsports, Inc.,
                                      and
                               NationsBank, N.A.

                              NOTICE OF BORROWING


NationsBank, N.A.
NationsBank Corporate Center
100 North Tryon Street, NC1-007-08-08
Charlotte, North Carolina 28255
Attention:  Carolinas/Sports Finance

Ladies and Gentlemen:

     This irrevocable Notice of Borrowing is delivered to you under Section 2.2
(a) of the Credit Agreement dated as of July __, 1996 (as amended or supplemented from time to time, the "Credit Agreement"), by and among Penske Motorsports, Inc., a corporation organized under the laws of Delaware (the "Borrower") and NationsBank, N.A. (the "Lender").

     1. The Borrower hereby requests that the Lender make a Revolving Credit Loan in the aggregate principal amount of $___________ (the "Loan"). (For base rate loans or eurodollar loans complete with an amount equal to at least $1,000,000 and any integral multiple of $100,000 in excess thereof.)

     2. The Borrower hereby requests that the Revolving Credit Loan be made on the following Business Day: _____________________. (Complete with a date on or after the date of this notice for a base rate loan and at least three (3) business days after the date of this notice for a eurodollar loan.)

     3. The Borrower hereby requests that the Revolving Credit Loan bear interest at the following interest rate, plus the applicable margin, as set forth below: (Fill in Appropriate Blanks.)


                                                         Termination
           Principal                                       Date for
         Component of      Interest  Interest Period   Interest Period
             Loan            Rate    (if applicable)   (if applicable)
         ------------      --------  ---------------   ---------------

     4. The principal amount of all Revolving Credit Loans outstanding as of the date hereof (including the requested Loan) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

     5. All of the conditions applicable to the Revolving Credit Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

     6. No Default or Event of Default exists, and none will exist upon the making of the Revolving Credit Loan requested herein.

     7. The representations and warranties of the Borrower under the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, both before and after giving effect to the Revolving Credit Loan requested herein.

     8. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing this ____ day of __________, 19__.


                                             PENSKE MOTORSPORTS, INC.



                                             By:
                                                ----------------------------
                                             Name:
                                                   -------------------------
                                             Title:
                                                   -------------------------

                                   EXHIBIT C
                                       to
                  Credit Agreement dated as of July __, 1996,
                                    between
                           Penske Motorsports, Inc.,
                                      and
                               NationsBank, N.A.


                       NOTICE OF CONVERSION/CONTINUATION


NationsBank, N.A.
NationsBank Corporate Center
100 North Tryon Street, NC1-007-08-08
Charlotte, North Carolina 28255
Attention:  Carolinas/Sports Finance

Ladies and Gentlemen:

     This irrevocable Notice of Conversion/Continuation (the "Notice") is delivered to you under Section 3.2 of the Credit Agreement dated as of July __, 1996 (as amended or supplemented from time to time, the "Credit Agreement"), by and among Penske Motorsports, Inc., a corporation organized under the laws of Delaware (the "Borrower") and NationsBank, N.A. (the "Lender").

     1. This Notice of Conversion/Continuation is submitted for the purpose of:
Complete applicable information.

      (a)  [Converting] [continuing] a _____________ Loan [into] [as] a
           Loan.1

      (b) The aggregate outstanding principal balance of such Loan is $_______________.

      (c) The last day of the current Interest Period for such Loan is _______________.2

      (d)  The principal amount of such Loan to be [converted]
           [continued] is $_______________.3

      (e)  The requested effective date of the [conversion]
           [continuation] of such Loan is _______________.4

      (f) The requested Interest Period applicable to the [converted] [continued] Loan is _______________.5

     2. The total number of Eurodollar Loans currently outstanding (including any Eurodollar Loan being converted or continued pursuant hereto) is __________________.6

     3. No Default or Event of Default exists, and none will exist upon the conversion or continuation of the Loan requested herein.

     4. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Notice of Conversion/Continuation this ____ day of __________, 19__.


                                             PENSKE MOTORSPORTS, INC.



                                             By:
                                                 ----------------------------
                                             Name:
                                                   --------------------------
                                             Title:
                                                    -------------------------

Footnotes:


1. Delete the bracketed language and insert "Base Rate" or "Eurodollar", as applicable, in each blank.

2. Insert applicable date for any Eurodollar Loan being converted or continued.

3.   Complete with an amount in compliance with Section 3.2 of the Credit
     Agreement.

4. Complete with a Business Day at least three (3) Business Days after the date of this Notice.

5.   Complete for any Eurodollar Loan with an Interest Period in compliance with
     Section 3.1(b) of the Credit Agreement.

6. Complete with the correct number of Eurodollar Loans which will be outstanding. (Note: such number cannot be more than six (6) at any time pursuant to Section 3.1(b) of the Credit Agreement.)

                                   EXHIBIT D
                                       to
                  Credit Agreement dated as of July __, 1996,
                                    between
                           Penske Motorsports, Inc.,
                                      and
                               NationsBank, N.A.


                        OFFICER'S COMPLIANCE CERTIFICATE


     The undersigned, on behalf of Penske Motorsports, Inc., a corporation organized under the laws of Delaware (the "Borrower"), hereby certifies to NationsBank, N.A. (the "Lender") as follows:

     1. This Certificate is delivered to you pursuant to Section 6.2 of the Credit Agreement dated as of __________, 1996 (as amended or supplemented from time to time, the "Credit Agreement"), by and among the Borrower and the Lender. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

     2. I have reviewed the consolidated financial statements of the Borrower and its Subsidiaries dated as of ____________________ and for the __________ period[s] then ended and such statements fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of operations and cash flows thereof for the period[s] indicated (subject, in the case of interim statements, to normal year-end audit adjustments).

     3. I have reviewed the terms of the Credit Agreement, the Note and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, [if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto]].

     4. The Borrower and its Subsidiaries are in compliance with the covenants contained in Article VIII of the Credit Agreement as shown on Schedule I attached hereto and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in Articles VII and IX of the Credit Agreement.
     WITNESS the following signatures as of the _____ day of _________, ____.

                                        PENSKE MOTORSPORTS, INC.


                                        By: _______________________________

                                        Name:  ____________________________

                                        Title: ____________________________

                                   Schedule I
                                       to
                        Officer's Compliance Certificate



A.  Minimum Consolidated Tangible Net Worth.
    ---------------------------------------
    1. Minimum Consolidated Tangible
       Net Worth:

       (a) $100,000,000                              1(a) ________

             (b)  Cumulative increases from prior
                  Fiscal Years required under the
                  terms of Line 1(c) below           1(b) ________


             (c)  From and after ________, 19__,
                  the sum of the following
                  for the Fiscal Year then most
                  recently ended:  (i) 50% of
                  Consolidated Net Income for
                  such period ($_____ x .50 =
                  $______) and (ii) 100% of the
                  net proceeds of any Capital
                  Stock Issuance for such
                  period ($_______)                  1(c) ________


             (d)  Add Lines 1(a), 1(b), and
                  when applicable, 1(c)              1(d) ________

    2. Actual Consolidated Tangible Net
       Worth                                            2 ________




                                    1 of 5

B.  Balance Sheet Leverage Ratio.
    ----------------------------
    1. Consolidated Funded Debt
       as of the immediately pre-
       ceding fiscal quarter end                 1 ________

    2. The sum of the following
       as of the immediately pre-
       ceding fiscal quarter end

       (a) Consolidated Funded
           Debt as of such date               2(a) ________

       (b) Consolidated Tangible
           Net Worth as of such
           date                               2(b) ________

       (c) Add Lines 2(a) and 2(b)            2(c) ________

    3. Balance Sheet Leverage Ratio:
       Divide Line 1 by Line 2(c)                3 ________

    4. Minimum Balance Sheet Leverage
       Ratio for such period pursuant
       to Section 8.2 of the Credit
       Agreement                             0.30:1.00 (30%)

                                    2 of 5

C. Cash Flow Leverage Ratio.
   ------------------------
   1. Consolidated Funded Debt
      as of the immediately pre-
      ceding fiscal quarter end                       1 ________

   2. Consolidated EBITDA for
      the period of four (4)
      consecutive fiscal quarters
      then most recently ended:

      (a) Consolidated Net Income
          for such period                          2(a) ________

      (b) The sum of the following
          to the extent deducted
          in the determination of
          Consolidated Net Income:
          (i) Interest Expense for
          such period ($__________),
          (ii) income and franchise
          taxes for such period
          ($__________), and
          (iii) depreciation and amort-
          ization expense for such
          period ($__________)                     2(b) ________

      (c) Add Lines 2(a) and 2(b)                  2(c) ________



   3. Cash Flow Leverage Ratio:
      Divide Line 1 by Line 2(c)                      3 ________

   4. Maximum Cash Flow Leverage Ratio
      for such period pursuant to
      Section 8.3 of the Credit Agreement             2.50:1.00








                                    3 of 5

D.   Interest Coverage Ratio.
     -----------------------
     1. Consolidated EBIT for the
        period of four (4) consecutive
        fiscal quarters then most
        recently ended:

        (a) Consolidated Net Income
            for such period                        1(a) ________

        (b) The sum of the following
            to the extent deducted in
            the determination of
            Consolidated Net Income:
            (i) Interest Expense for
            such period ($__________)
            and (ii) income and
            franchise taxes for such
            period ($__________)                   1(b) ________

        (c) Add Lines 1(a) and 1(b)                1(c) ________

     2. Consolidated Interest Expense
        for such period                               2 ________

     3. Interest Coverage Ratio:
        Divide Line 1(c) by Line 2                    3 ________

     4. Minimum Fixed Charge Coverage
        Ratio pursuant to Section 8.4
        of the Credit Agreement                     4.00 to 1.00








                                    4 of 5

E. Maximum Capital Expenditures.
   ----------------------------
   1. Maximum Capital Expenditures
      during the Fiscal Year then
      most recently ended (excluding
      Capital Expenditures reasonably made
      with regard to The California
      Speedway project):

      (a) $10,000,000                      1(a) 10,000,000

      (b) 50% of any portion of the
          Annual Capital Expenditure
          Basket not made during the
          Fiscal Year preceding such
          period                           1(b)   ________

      (c) Add Lines 1(a) and 1(b)          1(c)   ________

   2. Total Capital Expenditures
      permitted pursuant to Section
      8.5 of the Credit Agreement for
      Fiscal Year then most recently
      ended

      (a) Enter total from Line 1(c)       2(a)   ________

      (b) Enter the sum of (i)
          Consolidated Net Income for
          Fiscal Year preceding such
          period plus (ii) depreciation
          and amortization expense for
          Fiscal Year preceding such
          period                           2(b)   ________

      (c) Enter the lesser of Lines
          2(a) or 2(b) above               2(c)   ________

   3. Actual Capital Expenditures
      for such period                         3   ________

   4. Amount, if any, by which Actual
      Capital Expenditures exceeds Total
      Permitted Capital Expenditures for
      such period (subtract Line 2(c)
      from Line 3)                            4   ________



                                    5 of 5

                                   EXHIBIT E
                                       to
                  Credit Agreement dated as of July __, 1996,
                                    between
                           Penske Motorsports, Inc.,
                                      and
                               NationsBank, N.A.


                              SUBSIDIARY GUARANTY


     THIS UNCONDITIONAL GUARANTY AGREEMENT (this "Guaranty"), dated as of the ______ day of July, 1996 made by _____________________, a ___________
corporation (the "Guarantor"), in favor of NATIONSBANK, N.A., a national banking association ("Lender"), under the Credit Agreement of even date herewith between PENSKE MOTORSPORTS, INC., a Delaware corporation, as Borrower (the "Borrower"), and Lender (as amended or supplemented, the "Credit Agreement").

                              STATEMENT OF PURPOSE

     Pursuant to the terms of the Credit Agreement, the Lender has agreed to extend a revolving line of credit to the Borrower in the aggregate principal amount of up to Twenty Million Dollars ($20,000,000). The Borrower, the Guarantor and each other Subsidiary comprise one integrated financial enterprise, and all Loans to the Borrower will inure directly or indirectly, to the benefit of the Guarantor.

     In connection with the transactions contemplated by the Credit Agreement, the Lender has requested, and the Guarantor has agreed to execute and deliver, this Guaranty.

     NOW, thereforeE, in consideration of the premises and the mutual agreements set forth herein, and to induce the Lender to continue to make available Loans pursuant to the Credit Agreement, it is agreed as follows:

     1. Definitions. Capitalized terms used herein (including the preamble hereof) shall have the meanings assigned to them in the Credit Agreement, unless the context otherwise requires or unless otherwise defined herein. References in the Credit Agreement to a "Subsidiary Guaranty" or herein to this "Guaranty" shall include and mean this Guaranty, including all amendments and supplements hereto now or hereafter in effect.

     2. Guaranty of Obligations of Borrower. The Guarantor hereby unconditionally guarantees to the Lender, and its respective successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations of the Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against the Borrower, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Lender or acquired by the Lender through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Borrower to the Lender, including all of the foregoing, being hereinafter collectively referred to as the "Guaranteed Obligations"); provided, that notwithstanding anything to the contrary contained herein, it is the intention of the Guarantor and the Lender that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to the Guarantor or its assets, the amount of the Guarantor's obligations with respect to the Guaranteed Obligations shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Section 547, Section 548, Section 550 and other "avoidance" provisions of Title 11 of the United States Code) applicable in any such proceeding to the Guarantor and this Guaranty (collectively, "Applicable Insolvency Laws"). To that end, but only in the event and to the extent that the Guarantor's obligations with respect to the Guaranteed Obligations or any payment made pursuant to the Guaranteed Obligations would, but for the operation of the foregoing proviso, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws, the amount of the Guarantor's obligations with respect to the Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor's obligations with respect to such Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the foregoing proviso and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the foregoing proviso shall in all events remain in full force and effect and be fully enforceable against the Guarantor. The foregoing proviso is intended solely to preserve the rights of the Lender hereunder against the Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Guarantor, the Borrower, any other guarantor under the Credit Agreement nor any other Person shall have any right or claim under such proviso that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

      3. Nature of Guaranty. The Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

           (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement or any other Loan Document or any other agreement, document or instrument to which the Borrower or any Subsidiary thereof is or may become a party;

           (b) the absence of any action to enforce this Guaranty, the Credit Agreement or any other Loan Document or the waiver or consent by the Lender with respect to any of the provisions of this Guaranty, the Credit Agreement or any other Loan Document;

           (c) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Lender in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty); or

           (d) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by the Guarantor that, subject to the proviso in Section 2 hereof, its obligations under this Guaranty shall not be discharged until the final and indefeasible payment and performance, in full, of the Guaranteed Obligations and the termination of the Commitment. To the extent permitted by law, the Guarantor expressly waives all rights it may now or in the future have under any statute (including without limitation North Carolina General Statutes
Section 26-7, et seq. or similar law), or at law or in equity, or otherwise, to compel the Lender to proceed in respect of the Guaranteed Obligations against the Borrower or any other party or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, the Guarantor. To the extent permitted by law, the Guarantor further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of the Lender to commence an action in respect of the Guaranteed Obligations against the Borrower, the Guarantor, any other guarantor or any other party or any security for the payment and performance of the Guaranteed Obligations. The Guarantor agrees that any notice or directive given at any time to the Lender which is inconsistent with the waivers in the preceding two sentences shall be null and void and may be ignored by the Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Lender has specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and, but for this Guaranty and such waivers, the Lender would decline to enter into the Credit Agreement.

     4. Demand by the Lender. In addition to the terms set forth in Section 3, and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations under the Credit Agreement are declared to be immediately due and payable, then the Guarantor shall, upon demand in writing therefore by the Lender to the Guarantor, pay all or such portion of the outstanding Guaranteed Obligations then declared due and payable. Payment by the Guarantor shall be made to the Lender, to be credited and applied upon the Guaranteed Obligations, in immediately available Dollars to an account designated by the Lender or at the address referenced herein for the giving of notice to the Lender or at any other address that may be specified in writing from time to time by the Lender.

     5. Waivers. In addition to the waivers contained in Section 3, the Guarantor, to the extent permitted by law, waives and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantor of its obligations under, or the enforcement by the Lender of, this Guaranty. The Guarantor further hereby waives diligence, presentment, demand, protest and notice of whatever kind or nature with respect to any of the Guaranteed Obligations and waives the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. The Guarantor represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Lender or the Borrower whether now existing or which may arise in the future.

     6. Benefits of Guaranty. The provisions of this Guaranty are for the benefit of the Lender and its respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower and the Lender, the obligations of the Borrower under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Lender to any Person or Persons, any reference to "Lender" herein shall be deemed to refer equally to such Person or Persons.

     7. Modification of Loan Documents, etc. If the Lender shall at any time or from time to time, with or without the consent of, or notice to, the Guarantor:

           (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

           (b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, in equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

           (c) amend or modify, in any manner whatsoever, the Loan Documents;

           (d) extend or waive the time for performance by the Guarantor, any other guarantor, the Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document (other than this Guaranty), or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

           (e) take and hold security or collateral for the payment of the Guaranteed Obligations or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Lender has been granted a Lien, to secure any Debt of the Guarantor, any other guarantor or the Borrower to the Lender;

           (f) release anyone who may be liable in any manner for the payment of any amounts owed by the Guarantor, any other guarantor or the Borrower to the Lender;

           (g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Guarantor, any other guarantor or the Borrower are subordinated to the claims of the Lender; or

           (h) apply any sums by whomever paid or however realized to any amounts owing by the Guarantor, any other guarantor or the Borrower to the Lender in such manner as the Lender shall determine in its reasonable discretion;

then the Lender shall incur no liability to the Guarantor as a result thereof, and no such action shall impair or release the obligations of the Guarantor under this Guaranty.

     8. Reinstatement. The Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid or the proceeds of any collateral are required to be refunded by the Lender to the Borrower, its estate, trustee, receiver or any other party, including, without limitation, the Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, the Guarantor's liability hereunder (and any Lien securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any Lien or collateral securing the Guarantor's liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor in respect of the amount of such payment (or any Lien securing such obligation).

     9. Representations and Warranties. To induce the Lender to make any Loans, the Guarantor hereby represents and warrants that:

           (a) the Guarantor has the corporate right, power and authority to execute, deliver and perform this Guaranty and has taken all necessary corporate action to authorize its execution, delivery and performance of, this Guaranty;

           (b) this Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies;

           (c) the execution, delivery and performance of this Guaranty will not violate any provision of any Applicable Law or material contractual obligation of the Guarantor and will not result in the creation or imposition of any Lien upon or with respect to any property or revenues of the Guarantor;

           (d) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of the Guarantor), is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

           (e) no actions, suits or proceedings before any arbitrator or Governmental Authority are pending or, to the knowledge of the Guarantor, threatened by or against the

      Guarantor or against any of its properties with respect to this Guaranty or any of the transactions contemplated hereby; and

           (f) the Guarantor has such title to the real property owned by it and a valid leasehold interest in the real property leased by it, and has good and marketable title to all of its personal property sufficient to carry on its business free of any and all Liens of any type whatsoever, except those permitted by Section 9.2 of the Credit Agreement.

           (g) as of the Closing Date, the Guarantor (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it engages and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies) and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

      10. Remedies.

      (a) Upon the occurrence of any Event of Default, the Lender may enforce against the Guarantor its obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Lender hereunder, under the Loan Documents or otherwise.

      (b) No right or remedy herein conferred upon the Lender is intended to be exclusive of any other right or remedy contained herein or in any other Loan Document or otherwise, and every such right or remedy contained herein and therein or now or hereafter existing at law, or in equity, or by statute, or otherwise shall be cumulative. The Lender may pursue, or refrain from pursuing, any remedy available to the Lender at such times and in such order as the Lender shall determine, and the Lender's election as to such remedies shall not impair any remedies against the Guarantor not then exercised. In addition, any election of remedies which results in the denial or impairment of the right of the Lender to seek a deficiency judgment against the Borrower shall not impair the Guarantor's obligation to pay the full amount of the Guaranteed Obligations.

     SECTION 11. Miscellaneous.

     (a) Entire Agreement; Amendments. This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof and may not be amended or supplemented except by a writing signed by the Guarantor and the Lender as required by
Section 11.10 of the Credit Agreement.

     (b) Headings. Titles and captions of sections and subsections in this Guaranty are for convenience of reference only, and neither limit or amplify the provisions of this Guaranty.

     (c) Notices. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.


     If to the Guarantor:  c/o Penske Corporation
                           13400 Outer Drive, West
                           Detroit, Michigan 48239-4001
                           Attention:  Richard J. Peters
                           Telecopy No.: (313) 592-7313

     With a copy to:       Penske Motorsports, Inc.
                           3270 West Big Beaver, Suite 130
                           Troy, Michigan 48084
                           Attention:  Robert H. Kurnick, Jr.
                           Telecopy No.: (810) 614-1125

     If to the Lender:     NationsBank, N.A.
                           NationsBank Corporate Center
                           100 North Tryon Street, NC1-007-08-08
                           Charlotte, North Carolina  28255
                           Attention:  Sports Finance Group
                           Telecopy No.:   (704) 386-1270

     (d) Binding Effect. This Guaranty shall bind the Guarantor and shall inure to the benefit of the Lender and its respective successors and assigns. The Guarantor may not assign this Guaranty or delegate any of its duties hereunder, other than in connection with the merger of the Guarantor into such other Person as permitted by Section 9.4 of the Credit Agreement.

     (e) Non-Waiver. The failure of the Lender to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against the Lender, nor excuse the Guarantor from its obligations hereunder. Any waiver of any such right or remedy by the Lender must be in writing and signed by the Lender.

     (f) Termination. This Guaranty shall terminate and be of no further force or effect on the date when the Guaranteed Obligations have been indefeasibly paid in full.

     (g) Governing Law. This Guaranty shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

     (h) Consent to Jurisdiction. The Guarantor hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Guaranty, any rights or obligations hereunder, or the performance of such rights and obligations. The Guarantor hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Lender in connection with this Guaranty, any rights or obligations hereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner referenced in Section 11(c). Nothing in this Section 11(h) shall affect the right of the Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Lender to bring any action or proceeding against the Guarantor or its properties in the courts of any other jurisdictions.

     (i) Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LENDER AND THE GUARANTOR HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN

CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS
HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     (j) Limitation of Liability. The Lender shall have no liability with respect to, and the Guarantor hereby waives, releases and agrees not to sue upon, any claim for any special, indirect, punitive, exemplary or consequential damages suffered by the Guarantor in connection with, arising out of, or in any way related to this Guaranty and the other Loan Documents, the transactions contemplated herein or therein, or any act, omission or event occurring in connection herewith or therewith.

     (k) Expenses. The Guarantor agrees that it will reimburse the Lender for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred by the Lender in connection with the enforcement of the obligations of the Guarantor under this Guaranty and any other Loan Documents and all reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred by the Lender in connection with the amendment or modification of this Guaranty.

     (l) Indemnities. The Guarantor agrees to hold the Lender harmless from and against all losses suffered by the Lender in connection with (i) the exercise by the Lender of any right or remedy granted to it under this Guaranty,
(ii) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Guaranty, and (iii) the collection or enforcement of the Obligations or any of them; provided, that the Guarantor shall not be obligated to reimburse the Lender for costs and expenses, or indemnify the Lender for any loss, resulting from the gross negligence or willful misconduct of the Lender. Notwithstanding any termination of this Guaranty, the indemnities to which the Lender is entitled under this Guaranty shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.

                         [SIGNATURE ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty under seal as of the date first above written.



[CORPORATE SEAL]
                                ------------------------------------


                                     By:
                                        ----------------------------
                                        Name:
                                              ----------------------
                                        Title:
                                               ---------------------

                                SCHEDULE 5.1(b)
                                       to
                                Credit Agreement
                                    between
                            Penske Motorsports, Inc.
                                      and
                               NationsBank, N.A.




                        SUBSIDIARIES AND CAPITALIZATION

-  Michigan International Speedway, Inc.

        800,000 shares of common stock ($1.00 par value per share) issued to Penske Motorsports, Inc.

-  Pennsylvania International Raceway, Inc.

        16,187 shares of common stock ($100.00 par value per share) issued to Penske Motorsports, Inc.

-  The California Speedway Corporation

        1,000 shares of common stock ($.01 par value per share) issued to Penske Motorsports, Inc.

-  Motorsports International Corp.

        1,000 shares of common stock ($1.00 par value per share) issued to Penske Motorsports, Inc.

-  Competition Tire West, Inc.

        3,100 shares of common stock ($100.00 par value per share) issued to Penske Motorsports, Inc.

-  Competition Tire South, Inc.

        30,000 shares of common stock ($0.01 par value per share) issued to Penske Motorsports, Inc.

Except as set forth above, no shares of capital stock have been issued by any of the applicable entities.

                                SCHEDULE 5.1 (h)
                                       to
                                Credit Agreement
                                    between
                            Penske Motorsports, Inc.
                                      and
                               NationsBank, N.A.

                             ENVIRONMENTAL MATTERS

A. Environmentally Impacted Areas, collectively, the By-Products Area, the Retention Pond Area, the Heckett Area, the Asbestos-Containing Structures and the Transformer. (Capitalized terms shall have the meanings ascribed in the Definitions).

B.      Environmental Consent Order, Decrees and Requirements

                August 22, 1988 DTSC Consent Order of Kaiser Ventures, Inc.

                Kaiser Remediation Plans

                        -- Operable Units #1 and #2

                        -- Kaiser Operation and Maintenance Agreement

                        -- Deed Restrictions (Operable Unit #2)

                Development Plan Report For the California Speedway and Speedway Business Park March 28, 1995 (approved by San Bernardino County May 2, 1995) and May 2, 1995 Conditions of Approval (County of San Bernardino Public Works Group Letter to Speedway Development Corporation)

                Judgment in Chino Basin Municipal Water District v. City of Chino, et al., San Bernardino Superior Court, Case No. RCV 51010.

                Kaiser settlement with the California Regional Water Quality Control Board

C.      Definitions

                "Asbestos-Containing Structures" refers to all structures on the land currently containing asbestos, which asbestos will be removed in accordance with all applicable Environmental Laws and as required under the terms of the Environmental Certificate.

                 "By-Products Area" refers to the portion of the land consisting of approximately 13 acres and being all of Parcel 6 referred to on Exhibit 1 attached hereto.

                 "Heckett Area" refers to that certain parcel of land consisting of approximately 44 acres located in the northwestern corner of the land and more particularly described on Exhibit 2 attached hereto.

                 "Retention Pond Area" refers to that certain parcel of land consisting of approximately 10 acres located in the southwestern corner of the land and more particularly described on Exhibit 3 attached hereto.

                 "Transformer" refers to the one (1) transformer located on the land, the location of which has been disclosed by the Borrower to the Agent, and which is to be removed, transported and disposed of, and any underlying areas affected thereby remediated, in accordance with all applicable Environmental Laws and the terms of the Environmental Certificate.

                                    EXHIBIT 1

                             [Description of Land]


PARCELS 4 AND 6 OF PARCEL MAP NO. 14723, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, RECORDED IN BOOK 179 OF PARCEL MAPS, PAGES 9 THROUGH 13 INCLUSIVE OF MAPS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

                                   EXHIBIT 2

                                                               EXHIBIT "A"
                                                               Sheet 1 of 1

                              HECKETT SLAG PARCEL
                               LEGAL DESCRIPTION


In the County of San Bernardino, State of California, being Lots 442 and 443 of Tract No. 2102 as per plat recorded in Book 31 of Maps, Pages 11 through 15, inclusive, records of said County.

TOGETHER with Mulberry Avenue, Calabash Avenue, Banana Avenue and the north 1/2 of Merrill Avenue, adjoining said lots, as vacated by a resolution of the Board of Supervisors of the County of San Bernardino, a certified copy of which was recorded in Book 1530, Page 45, Official Records.


This description prepared under my direction:

       /s/ James J. Imbiorski                   10/12/95            [SEAL]
-------------------------------------------     ----------
James J. Imbiorski, L.S. 4430, Exp. 9-30-97       Date




Affects APN 231-111-11
AE 94-40

EXHIBIT 3


                       [MAP OPERABLE UNIT NO. 1 & NO. 2]

                                SCHEDULE 5.1(l)
                                       to
                                Credit Agreement
                                    between
                            Penske Motorsports, Inc.
                                      and
                               NationsBank, N.A.


                        COLLECTIVE BARGAINING AGREEMENTS


                                      NONE

                                SCHEDULE 5.1(p)
                                       to
                                Credit Agreement
                                    between
                            Penske Motorsports, Inc.
                                      and
                               NationsBank, N.A.


                        DEBT AND CONTINGENT OBLIGATIONS

                                      NONE

                                SCHEDULE 5.1(g)
                                       to
                                Credit Agreement
                                    between
                            Penske Motorsports, Inc.
                                      and
                               NationsBank, N.A.


                                   LITIGATION

I. A.J. Foyt Enterprises, Inc. v. Championship Auto Racing Teams, Inc., et al, U.S. District Court, Southern District of Indiana, Case No. IP96-0794C

II. Indianapolis Motor Speedway Corporation and Indy Racing League v. Championship Auto Racing Teams, Inc., et al, U.S. District Court, Southern District of Indiana. Case No. IP96-0642.

III. Championship Auto Racing Teams, Inc., et al v. Anton Hulman George, Indianapolis Motor Speedway Corporation, et al. U.S. District Court, Eastern District of Michigan, Case No. 96-71301.

        Penske Motorsports, Inc. ("PMI") is a party plaintiff in Action III, and a party defendant in Actions I and II, arising out of the dispute among CART and Tony George relating to the conduct of Indy car racing. In substance, the George Group (which includes Foyt) is alleged to be engaged in an unlawful attempt to destabilize CART by, among other things, leveraging the Indianapolis 500 race participation to participation in less attractive IRL races. The George Group has alleged that CART teams have boycotted the Indianapolis 500 race to eliminate the IRL as a competitor.

        The Michigan court has reaffirmed that the case must be tried in Detroit notwithstanding an Indiana court ruling that the anti-trust issues be tried in Indianapolis. The alleged misconduct of PMI has not been specified, nor the damages.

                                  SCHEDULE 9.3
                                       to
                                Credit Agreement
                                    between
                            Penske Motorsports, Inc.
                                      and
                               NationsBank, N.A.


                    EXISTING LOANS, ADVANCES AND INVESTMENTS

1.  100% of Common Shares of Michigan International Speedway, Inc.

2.  100% of Common Shares of Pennsylvania International Raceway, Inc.

3.  100% of Common Shares of The California Speedway Corporation

4.  100% of Common Shares of Motorsports International Corp.

5.  100% of Common Shares of Competition Tire West, Inc.

6.  100% of Common Shares of Competition Tire South, Inc.

7.  2% of Common Shares of North Carolina Motor Speedway, Inc.